Promissory Note


May 19, 2010

1.  Names

Borrower:

Safer Shot, Inc., a Nevada Corporation
1688 East 5600 South
Salt Lake City, Utah 84121


Lender:

James Yeung
161 Liberty Ave.
Staten Island, New York, 10305

2.  Promise to Pay

For value received, Borrower promises to pay Lender $5,000 and interest at the yearly rate of 12% on the unpaid balance as specified below.

3.  Payment Date

Borrower will pay the entire amount of principal and interest on or before 45 days from the date of the note.

4.  Prepayment

Borrower may prepay all or any part of the principal without penalty.

5.  Security

In the event, the borrower does not repay the note on time, the lender may convert the full amount due into common stock of the borrower, Safer Shot, Inc. at 50% of the average of the bid and ask price for the previous five days of the due date of the note.
It is also understood that the borrower guarantees that the company's 10K for March 21, 2010 will be filed on or before the due date of May 20, 2010 or the extension date of June 1, 2010. It is understood that no common shares of the borrower may be issued without the written consent of the lender.

6.  Collection Costs

If the Lender prevails in a lawsuit to collect on this note, Borrower will pay Lender's costs and lawyer's fees in an amount the court finds to be reasonable.

7.  Entire Agreement

This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

8.  Successors and Assignees

This agreement binds and benefits the heirs, successors and assignees of the parties.

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9.  Notices.

All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature or to a new address that a party designates in writing. A notice may be delivered:
   a)  in person
   b)  by certified mail, or
   c)  by overnight courier

10.  Governing Law

This agreement will be governed by and construed in accordance with the laws of the state of New York

11.  Modification

This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

12.  Waiver

If one party waives any term or provision of this agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

13.  Severability

If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will effect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified amended or limited only to the extent necessary to render it valid and enforceable.

14.  Disputes

If a dispute arises, either party may take the matter to court.

Borrower

Safer Shot, Inc.
A Nevada Corporation
1688 East 5600 South
Salt Lake City, Utah 84121

Dated 5/19/10
By  Michael Black
---------------------
 /s/ Michael Black
     CFO